FEDERAL RESERVE BANK OF SAN FRANCISCO
                     101 MARKET STREET, SAN FRANCISCO 94105


                                November 6, 2003

RYAN D. SCHLICHTING
MANAGER, ENFORCEMENT
BANKING SUPERVISION AND REGULATION


Mr. Llewellyn Stone
President and Chief Executive Officer
Community West Bancshares
455 Pine Avenue
Goleta, California 93117

Dear Mr. Stone:

     This is in regards to the Memorandum of Understanding (the "MOU") between Community West Bancshares ("Bancshares") and the Federal Reserve Bank of San Francisco (the "Reserve Bank"), effective February 22, 2001.

     Our records indicate that Bancshares has continued to sustain compliance with the Reserve Bank's MOU since the fourth quarter of 2001, including the correction of 23 A & B violations of law, strengthening of internal controls, reduction of the level of debt, and improved capital planning. Moreover, our review indicates that the subsidiary bank, Goleta National Bank has achieved full compliance with the Office of Comptroller of the Currency's consent order dated October 28, 2002, which was lifted on October 21, 2003. As a result of the findings noted above, the Reserve Bank hereby rescinds the MOU.

     As part of this Reserve Bank's initiative to conduct a risk-focused supervisory program, we will continue to monitor your institution's risk profile using bank and holding company regulatory reports, public information, and the examination reports we receive from your primary bank supervisor. Should you have any questions, please do not hesitate to contact us.


                                       Sincerely,

                                       /s/ Ryan D. Schlichting




Telephone: (415) 974-2896 FAX: (415) 974-2855 Email: ryan.schlichting@sf.frb.org
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